                                    UNITED STATES
                         SECURITIES AND EXCHANGE  COMMISSION
                                WASHINGTON, D.C. 20289

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO. 5)*

                             MUSICLAND STORES CORPORATION
                                   (NAME OF ISSUER)

                       COMMON STOCK, PAR VALUE, $0.01 PER SHARE
                            (TITLE OF CLASS OF SECURITIES)

                                      62758B109
                                    (CUSIP NUMBER)




Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 Page 1 of 28 Pages

CUSIP NO. 62758B109                    13G                   PAGE 2 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Jack W. Eugster              SSN:  ###-##-####
          2628 Kelly Avenue
          Excelsior, MN  55331

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                      32,011
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                   1,762,723

                         (8)  SHARED DISPOSITIVE POWER

                                      25,511

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,558,156

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%

(12) TYPE OF REPORTING PERSON*

                                        IN

CUSIP NO. 62758B109                    13G                   PAGE 3 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Keith A. Benson              SSN:  ###-##-####
          10640 Kiawah Drive
          Eden Prairie, MN 55344

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                       1,011
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     612,392

                         (8)  SHARED DISPOSITIVE POWER

                                       6,011

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,517,156

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                   PAGE 4 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Gary A. Ross                 SSN:  ###-##-####
          2608 Crosby Road
          Wayzata, MN  28391

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                       2,552
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     669,526

                         (8)  SHARED DISPOSITIVE POWER

                                       2,552

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,518,697

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                   PAGE 5 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Larry C. Gaines              SSN:  ###-##-####
          5935 Boulder Bridge Lane
          Shorewood, MN  28331

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                        1,011
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                 4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                      148,572

                         (8)  SHARED DISPOSITIVE POWER

                                        1,011

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,517,156

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                   PAGE 6 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Bruce B. Bausman             SSN:  ###-##-####
          1381 County Road 2401
          Silverthorn, CO  80498

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                          23
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     126,263

                         (8)  SHARED DISPOSITIVE POWER

                                          23

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,168

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                   PAGE 7 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert A. Henderson          SSN:  ###-##-####
          6330 Trap Lane Circle
          Chanhassen, MN  28317

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                       1,011
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     153,090

                         (8)  SHARED DISPOSITIVE POWER

                                       1,011

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,517,156

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                   PAGE 8 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Douglas M. Tracey            SSN:  ###-##-####
          3575 Lanam Ridge Road
          Nashville, IN  47448

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     124,396

                         (8)  SHARED DISPOSITIVE POWER



(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                   PAGE 9 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Richard C. Casari            SSN:  ###-##-####
          1845 Holly Lane
          Plymouth, MN  28447

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                         914
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                      86,797

                         (8)  SHARED DISPOSITIVE POWER

                                         914

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,517,059

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 10 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Paula M. Connerney           SSN:  ###-##-####
          1912 Cedar Lake Parkway
          Minneapolis, MN  28416

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                         960
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     124,647

                         (8)  SHARED DISPOSITIVE POWER

                                         960

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,517,105

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 11 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert A. Faulkner           SSN:  ###-##-####
          3167 Lafayette Ridge Road
          Wayzata, MN  28391

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                         900
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     102,462

                         (8)  SHARED DISPOSITIVE POWER

                                         900

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,517,045

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 12 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          James D. Nermyr              SSN:  ###-##-####
          503 Holly Circle
          Wayzata, MN  28391

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                      51,633
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     124,005

                         (8)  SHARED DISPOSITIVE POWER

                                      45,633

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,567,778

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 13 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Richard J.  Odette           SSN:  ###-##-####
          2868 Bristol Lane
          Minnetonka, MN  28343

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                         854
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                      72,363

                         (8)  SHARED DISPOSITIVE POWER

                                         854

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,999

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 14 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Arnold A. Bernstein          SSN:  ###-##-####
          212 West Hopkins
          Aspen, CO  81611


(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)
(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     243,104

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 15 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles E. Baker             SSN:  ###-##-####
          4827 Northrop Drive
          Minneapolis, MN  28406

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                      48,640

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 16 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Harvey Thomas McLain         SSN:  ###-##-####
          4752 Thomas Avenue South
          Minneapolis, MN  28410

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                       1,000
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     102,128

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,517,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 17 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Wendi Marie Reinl            SSN:  ###-##-####
          920 9th Avenue
          Sacramento, CA  95822

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       7,700

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 18 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Kelly K. Pokluda             SSN:  ###-##-####
          c/o 2523 Kelly Ave.
          Excelsior, MN 55331

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       7,700

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 19 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Frances A. Benson            SSN:  ###-##-####
          3663 Park Center Blvd. #530
          St. Louis Park, MN  28416

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         500

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 20 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Brian K. Benson              SSN:  ###-##-####
          4605 Vallacher Ave.
          St. Louis Park, MN 55416

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       5,000

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 21 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Carrie L. Benson             SSN:  ###-##-####
          2809 Colorado Avenue South
          St. Louis Park, MN  28416

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       5,000

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                  PAGE 22 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Tamara Nermyr                SSN:  ###-##-####
          13445 60th Place North #87
          Plymouth, MN  28446

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         917

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 23 OF 28 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Michelle Winters             SSN:  ###-##-####
          4704 E. Paradise Village Pkwy No. #303
          Phoenix, AZ  85032

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)  /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,516,145
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         720

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,516,145

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.7%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                   PAGE 24 OF 28 PAGES



ITEM 1(A).     NAME OF ISSUER

                    Musicland Stores Corporation
                    Commission File # 1-11014
                    I.R.S. ID # 41-1623376

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    10400 Yellow Circle Drive
                    Minnetonka, Minnesota  28343

ITEM 2(A).     NAME OF PERSON(S) FILING

                    See cover pages 2 through 23

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                    See cover pages 2 through 23

ITEM 2(C).     CITIZENSHIP

                    See cover pages 2 through 23

ITEM 2(D).     TITLE OF CLASS OF SECURITIES

                    See cover page 1

ITEM 2(E).     CUSIP NUMBER
                    See cover page 1

               The group of individuals filing this report (the "Management Investors") are officers and former officers of the Issuer (or members of such officers' families) (see Exhibit 1) and are parties to the Management Shareholder Voting Agreement, dated as of August 24, 1988. The Management Investors were parties to said agreement and beneficially owned over 10% of the Issuer's outstanding common stock prior to the initial public offering of said stock which occurred on February 26, 1992. (See the Issuer's Form S-1 Registration Statement covering Common Stock initially filed with the Commission on July 6, 1990 - Commission File No. 33-35774).

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-l(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
               (a) BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT
               (b) BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT
               (c) INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT
               (d) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE
                   INVESTMENT COMPANY ACT
               (e) INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE
                   INVESTMENT ADVISERS ACT OF 1940
               (f) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE
                   PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND;
                   SEE RULE 13d-l(b)(1)(ii)(F)
               (g) PARENT HOLDING COMPANY, IN ACCORDANCE WITH
                   RULE 13d-l(b)(ii)(G)(NOTE: SEE ITEM 7)
               (h) GROUP, IN ACCORDANCE WITH RULE 13d-l(b)(1)(ii)(H)

                         NOT APPLICABLE

CUSIP NO. 62758B109                   13G                   PAGE 25 OF 28 PAGES



ITEM 4.        OWNERSHIP

               (a) AMOUNT BENEFICIALLY OWNED:

                    See cover pages 2 through 23

               (b) PERCENT OF CLASS:

                    See cover pages 2 through 23

               (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                   (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                   (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                   (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                   (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                    See cover pages 2 through 23

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING.

                    NOT APPLICABLE


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                    NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    NOT APPLICABLE

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    SEE EXHIBIT 1

ITEM  9.       NOTICE OF DISSOLUTION OF GROUP

                    NOT APPLICABLE

ITEM 10. CERTIFICATION: BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

                    NOT APPLICABLE

CUSIP NO. 62758B109                   13G                   PAGE 26 OF 28 PAGES






                                     SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


               Dated:    February 11, 1998


               MANAGEMENT INVESTORS


               By:
                  ----------------------------------
                    Name:  Linda Alsid Ruehle
                    Title: Attorney-in-Fact